Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

        Execution Copy

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

    THIS AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Amendment”) is entered into as of May 1, 2024 (the “Amendment Effective Date”), by and among Biohaven Therapeutics Ltd. (“Buyer”), Biohaven Ltd., a British Virgin Islands company (“Biohaven”), Knopp Biosciences LLC, a Delaware limited liability company (“Seller”), and Biohaven Pharmaceuticals, Inc. (the “BPI” and, together with Buyer and Biohaven, the “Buyer Parties”). Each of Buyer, Biohaven, BPI, and Seller is individually a “Party” and collectively, they are the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement.

WITNESSETH

    WHEREAS, Buyer, Channel Biosciences, LLC, a Delaware limited liability company (the “Company”), Biohaven Pharmaceutical Holding Company Ltd. (“Holding”) and Seller entered into that certain Membership Interest Purchase Agreement, dated as of February 24, 2022 (the “Agreement”), pursuant to which Buyer purchased the issued and outstanding membership interests of Company from Seller and Holding guaranteed certain obligations of Buyer under the Agreement; and

    WHEREAS, Biohaven is the successor to Holding and is responsible for Holding’s obligations thereunder;

    WHEREAS, on April 4, 2022, the Company merged with and into BPI, with BPI surviving the merger as the surviving corporation;

    WHEREAS, the Parties wish to modify and amend the Agreement in accordance with the terms and conditions set forth herein,

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Recitals. The recitals set forth above are incorporated into and made a part of this Amendment.
2.Definitions.
(a)New Definitions. The following definitions are added to the Agreement:
“10-Day VWAP” means, as of any date, the volume-weighted average sales price per Parent Share taken to four decimal places on the NYSE over the 10-consecutive trading day period preceding such date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source reasonably selected by Buyer).

“2024 Payment Date” means the day that the 2024 Additional Consideration is issued, which shall be no later than 60 days following the Amendment Effective Date.

“2024 Reference Price” means the 10-Day VWAP as of Amendment Effective Date, which is $40.0454.

“2025 Payment Date” means the day that the 2025 Additional Consideration is issued, which shall be no later than 60 days following the first anniversary of the Amendment Effective Date.

“2025 Reference Price” means the 10-Day VWAP as of the first anniversary of the Amendment Effective Date.

“Amendment Effective Date” means May 1, 2024.

“Payment Date” means the 2024 Payment Date and the 2025 Payment Date.

“Warrant” means the warrant issued to Seller by Parent pursuant to the Amendment to the Membership Interest Purchase Agreement, by and among Buyer, Parent, Seller, and Biohaven Pharmaceuticals, Inc., dated as of the Amendment Effective Date.

“Warrant Exercise Date” means the date that the Warrant is exercised pursuant to its terms.

“Warrant Shares” means the shares of Common Stock, without par value, of Parent issued pursuant to the Warrant.

(b)Amended Definitions. The following definitions in the Agreement are modified as follows:
“Net Sales”. The clause “, without duplication,” is hereby added after the word “billed” in the first sentence of the definition of “Net Sales” in the Agreement. The words “its Affiliates and its and their respective licensees” in the first sentence of the definition of “Net Sales” in the Agreement are hereby replaced with the words “Related Parties”.

“Parent” is amended and restated to mean “Biohaven Ltd., a BVI business company formed under the laws of the territory of the British Virgin Islands.”

“Registrable Shares” is amended and restated to mean “the Closing Consideration Shares, the Additional Consideration Shares and the Earn-Out Shares held by Seller, in each case, that have been held for at least 60 days following the date of issuance, including, without limitation, any Parent Shares paid, issued or distributed in respect of any such Parent Shares by way of stock dividend, stock split or distribution, or in connection with a combination of recapitalization, reorganization, merger or consolidation, or otherwise, but excluding Parent Shares acquired before or after the Closing Date other than Earn-Out Shares and Additional Consideration Shares; provided, however, that such Parent Shares will not be “Registrable Shares” (a) after such Parent Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration or (b) when the remainder of such Parent Shares held by Seller could, in the opinion of counsel satisfactory to Buyer, be sold by Seller in a single transaction without the volume and manner of sale limitations under Rule 144 unless Seller has taken action, without the consent or agreement of Buyer, subsequent to the date hereof to cause such Parent Shares not to be eligible for such sale under Rule 144.”

    Related Party. The words “to which it grants” in the definition of “Related Party” in the Agreement are hereby replaced with the words “which receive”.

“Transaction Consideration” is amended and restated to mean “the Closing Cash Consideration plus the Closing Equity Consideration plus the Additional Consideration plus the Contingent Payments.”

(c)Deleted Definition. The following definition is deleted from the Agreement:
“Registration Statement” has the meaning set forth in Section 5.23.

3.Additional Consideration. A new Section 2.3.1 is added to the Agreement as follows:
    “2.3.1 Additional Consideration. On the 2024 Payment Date, Parent shall issue to Seller the number of Parent Shares equal to $75,000,000 divided by the 2024 Reference Price (the “2024 Additional Consideration”) and on the 2025 Payment Date, Parent shall issue to Seller the number of Parent Shares equal to $75,000,000 divided by the 2025 Reference Price (the “2025 Additional Consideration”) (the 2024 Additional Consideration and 2025 Additional Consideration are referred to collectively as the “Additional Consideration”; the Parent Shares issued as the 2024 Additional Consideration and 2025 Additional Consideration are referred to herein respectively as the “2024 Additional Consideration Shares” and the “2025 Additional Consideration Shares”, respectively, and collectively with the Warrant Shares, as the “Additional Consideration Shares”). Notwithstanding the foregoing, if either the 2024 Additional Consideration Shares or the 2025 Additional Consideration Shares are not listed on the NYSE or any other national stock exchange on the applicable date of issuance, Seller may, in Seller’s discretion, in each instance, elect to receive from Buyer an amount in cash of $75,000,000 in lieu of the 2024 Additional Consideration Shares or the 2025 Additional Consideration Shares, as applicable, in which event such amount shall be paid by Buyer to Seller in immediately available funds on the 2024 Payment Date, in the case of a payment in lieu of the 2024 Additional Consideration Shares, or on the 2025 Payment Date, in the case of a payment in lieu of the 2025 Additional Consideration Shares.”

4.Regulatory Milestone Payments. Section 2.4(a) of the Agreement is hereby amended and restated in full as follows:
    “(a)     Regulatory Milestone Payments. As additional consideration for the Transactions, upon the satisfaction of the criteria described in each subsection of this Section 2.4(a) (each, a “Regulatory Milestone”), Buyer shall, subject to the terms of this Section 2.4(a), pay or cause to be paid to Seller in cash the amount specified in such subsection (each such payment, a “Regulatory Milestone Payment”). Except as expressly specified below, each Regulatory Milestone Payment shall be payable only once [***]:

(i) [***];
(ii) [Intentionally omitted];
(iii) [Intentionally omitted];
(iv) [Intentionally omitted];
(v) [***];
(vi) [Intentionally omitted];
(vii) [***];
(viii) [Intentionally omitted];
(ix) [***]; and
(x) [Intentionally omitted].”
5.Sales Milestones. Section 2.4(b) of the Agreement is amended and restated in full as follows:
“(b) [Intentionally omitted]”
6.Net Sales Payments. Section 2.4(c) of the Agreement is amended and restated in full as follows:
    “(c)    Net Sales Payments. As additional consideration for the Transactions, on a Kv7 Product-by-Kv7 Product and country-by-country basis, with respect to the Net Sales of a particular Kv7 Product in a country until the latest of: (a) [***] after the First Commercial Sale of such Kv7 Product in such country, (b) the expiration of the last to expire of a Valid Claim of a Transferred Patent (or any Related Patent thereof) or a Kv7 Discovery Platform Patent (or any Related Patent thereof), in each case, that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of such Kv7 Product and (c) [***] (the “Net Sales Term”), Buyer shall, subject to the terms of this Section 2.4, on a quarterly basis, pay or cause to be paid to Seller in cash an amount equal to [***] of the Net Sales of all Kv7 Products during such quarter (each such payment, a “Net Sales Payment” and together with the Regulatory Milestone Payments, the “Contingent Payments”).”
7.Payment of Contingent Consideration. The first two sentences of Section 2.4(e)(i) of the Agreement are amended and restated as follows:
    “Buyer shall deliver, or cause to be delivered, written notice to Seller of the achievement of any Regulatory Milestone no later than [***] after the occurrence thereof, and, subject to Section 2.4(h), within 30 days of the delivery of such notice, Buyer shall deliver, or cause to be delivered, the applicable Regulatory Milestone Payment to Seller, provided that, if the Regulatory Milestone in Section 2.4(a)(v) is achieved (the “Achievement”), the Regulatory Milestone Payment with respect to the Regulatory

Milestone in Section 2.4(a)(v) shall be paid no later than the earlier of (A) [***] after the date of the First Commercial Sale of a Kv7 Product containing KB-3061 in any country; (B) upon the consummation of a Change of Control (as such term is defined in the Warrant) after the Achievement with [***], other than any Change of Control that results in Buyer retaining any right to manufacture, market or sell any Kv7 Product containing KB-3061 and continuing to operate as a wholly owned subsidiary of a publicly traded company listed on a national stock exchange under the name of “Biohaven” or a variation thereof; or (C) upon the consummation of a Sale Transaction after the Achievement that involves the sale or transfer (but not license) of all or substantially all of Buyer’s and its Affiliates’ right, title and interest in and to KB-3061 [***]. In no event shall any Regulatory Milestone Payment be paid more than once other than with respect to the Regulatory Milestone set forth in Section 2.4(a)(ix), [***].”
8.Additional Consideration True-Up Payments. A new Section 2.5.1 is hereby added to the Agreement as follows:
    “2.5.1 Additional Consideration True-Up Payments.

(a)(i)    If Seller continues to own any 2024 Additional Consideration Shares on December 1, 2024, it may deliver written notice to Buyer on December 1, 2024 or within five Business Days thereafter (the “2024 True-Up Request Period”) requesting a one-time payment from Buyer (the “2024 True-Up Payment”) in an amount equal to (i) the number of 2024 Additional Consideration Shares held by Seller at the end of the day on December 1, 2024, multiplied by (ii)(A) the 2024 Reference Price, minus (B) the sum of (I) the Market Price of the Parent Shares as of December 1, 2024, plus (II) the aggregate amount of cash dividends declared in respect of each Parent Share with a record date between the Amendment Effective Date and December 1, 2024; provided, that notwithstanding the foregoing, the 2024 True-Up Payment amount shall be reduced by the product of (X) the amount (if any) by which the volume-weighted average sales price of all 2024 Additional Consideration Shares sold prior to December 1, 2024 exceeded the 2024 Reference Price, multiplied by (Y) the number of 2024 Additional Consideration Shares sold on or prior to December 1, 2024. If such notice is received during the 2024 True-Up Request Period, Buyer shall promptly, and in any event within ten Business Days, pay, or cause to be paid, the 2024 True-Up Payment to Seller in cash in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation); provided, that the 2024 True-Up Payment shall only be available to Seller if at no time between the Amendment Effective Date and the payment of the 2024 True-Up Payment has Seller or any of its Subsidiaries maintained any short position in the Parent Shares or entered into any other derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Parent Shares (the “2024 No-Hedging Condition”). The 2024 True-Up Payment, if any, shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.
(ii) The Notice delivered by Seller in clause (a)(i) shall provide a reasonably detailed reporting of, and support for, all sales of 2024 Additional Consideration Shares prior to December 1, 2024, including the price of such sales, and a certification of any executive officer of Seller that the 2024 No-Hedging Condition has not been violated. Seller acknowledges and agrees that it shall not be entitled to receive the 2024 True-Up Payment if the condition in the proviso in the foregoing sentence is violated.

(iii) In the event that Parent changes the number of Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares issued and outstanding prior to December 1, 2024 as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the 2024 True-Up Payment shall be equitably adjusted.
(b)(i)    If Seller continues to own any 2025 Additional Consideration Shares on December 1, 2025, it may deliver written notice to Buyer on December 1, 2025 or within five Business Days thereafter (the “2025 True-Up Request Period”) requesting a one-time payment from Buyer (the “2025 True-Up Payment”) in an amount equal to (i) the number of 2025 Additional Consideration Shares held by Seller at the end of the day on December 1, 2025, multiplied by (ii)(A) the 2025 Reference Price, minus (B) the sum of (I) the Market Price of the Parent Shares as of December 1, 2025, plus (II) the aggregate amount of cash dividends declared in respect of each Parent Share with a record date between the first anniversary of the Amendment Effective Date and December 1, 2025; provided, that notwithstanding the foregoing, the 2025 True-Up Payment amount shall be reduced by the product of (X) the amount (if any) by which the volume-weighted average sales price of all 2025 Additional Consideration Shares sold prior to December 1, 2025 exceeded the 2025 Reference Price, multiplied by (Y) the number of 2025 Additional Consideration Shares sold on or prior to December 1, 2025. If such notice is received during the 2025 True-Up Request Period, Buyer shall promptly, and in any event within ten Business Days, pay, or cause to be paid, the 2025 True-Up Payment to Seller in cash in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation); provided, that the 2025 True-Up Payment shall only be available to Seller if at no time between the Amendment Effective Date and the payment of the 2025 True-Up Payment has Seller or any of its Subsidiaries maintained any short position in the Parent Shares or entered into any other derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Parent Shares (the “2025 No-Hedging Condition”). The 2025 True-Up Payment, if any, shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.
(ii) The Notice delivered by Seller in clause (a)(i) shall provide a reasonably detailed reporting of, and support for, all sales of 2025 Additional Consideration Shares prior to December 1, 2025, including the price of such sales, and a certification of any executive officer of Seller that the 2025 No-Hedging Condition has not been violated. Seller acknowledges and agrees that it shall not be entitled to receive the 2025 True-Up Payment if the condition in the proviso in the foregoing sentence is violated.
(iii) In the event that Parent changes the number of Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares issued and outstanding prior to December 1, 2025 as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the 2025 True-Up Payment shall be equitably adjusted.”
9.Registration Rights. Section 5.23 of the Agreement is amended and restated in full as follows:

    “5.23 Registration Rights.
(a)So long as Parent’s existing registration statement under the Securities Act on Form S-3 ASR (Registration No. 333-274822) or a replacement thereto (the “Registration Statement”) remains in effect, Parent shall file (at Parent’s sole cost and expense) a prospectus supplement to register (a) the resale of the 2024 Additional Consideration Shares and the Warrant Shares that are Registrable Shares eligible for registration on the Registration Statement within 30 days following a written request by Seller (which may be provided by Seller as early as the 31st day following the Amendment Effective Date) at any time after the date that is 60 days following the Amendment Effective Date, (b) the resale of the 2025 Additional Consideration Shares that are Registrable Shares eligible for registration on the Registration Statement within 30 days following a written request by Seller (which may be provided by Seller as early as the 2025 Payment Date) at any time after the date that is 30 days following the 2025 Payment Date or (c) the resale of Earn-Out Shares that are Registrable Shares eligible for registration on the Registration Statement within 30 days following a written request by Seller (which may be provided by Seller as early as the date of the issuance of such Earn-Out Shares) at any time after the date that is 30 days following the date of the issuance of such Earn-Out Shares; provided, in each case, that if Seller determines in its reasonable good faith judgment that the filing of such prospectus supplement would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving Parent or any of its Affiliates; (ii) require premature disclosure of material information that Parent has a bona fide business purpose for preserving as confidential; or (iii) render Parent unable to comply with requirements under the Securities Act or the Exchange Act, Buyer may delay the filing of such prospectus supplement until such time as the foregoing conditions no longer exist. Buyer shall use reasonable best efforts to maintain the effectiveness of such Registration Statement for a period ending on the date the Seller no longer holds more than 10,000 Registrable Shares.
(b)For not more than sixty (60) consecutive days or for a total of not more than one hundred twenty (120) days in any twelve (12) month period, Parent may suspend the use of any prospectus supplement included in any Registration Statement contemplated by this Section in the event that Parent determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Parent, the disclosure of which at the time is not, in the good faith opinion of Parent, in the best interests of Parent or (B) amend or supplement the affected Registration Statement or the related prospectus or prospectus supplement so that such Registration Statement, prospectus or prospectus supplement shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus and prospectus supplement in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Parent shall promptly (i) notify Seller in writing of the commencement of an Allowed Delay, but shall not disclose to Seller any material non-public information giving rise to an Allowed Delay, (ii) advise Seller in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (iii) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.”
10.Stock Exchange Listing. Section 5.24(b) of the Agreement is amended and restated in full as follows:
“(b) to cause the Earn-Out Shares and the Additional Consideration Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date of issuance.”

11.Warrant Issuance. Simultaneously with the execution of this Amendment, Biohaven shall issue to Seller a warrant, in the form attached hereto as Exhibit A, to purchase shares of Common Stock, without par value, of Biohaven on the terms and subject to the conditions set forth therein.
12.Seller Representations and Warranties. Seller hereby represents to the Buyer Parties as of the Amendment Effective Date as follows:
(a)Authority; Approval. Seller has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Amendment and each of the Transaction Documents to which it is a party. This Amendment has been duly executed and delivered by Seller and, when executed and delivered by the Buyer Parties, will constitute a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Managers of Seller has approved this Amendment. No other company or equity holder proceedings are necessary to authorize this Amendment or to consummate the Transactions.
(b)Governmental Filings; No Violations.
(i) Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations which may be required (i) under the HSR Act, the Exchange Act and the Securities Act or state securities, takeover and “blue sky” Laws or (ii) to be made with the NYSE (collectively, the “Seller Approvals”), no expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Amendment by Seller or the consummation of the transactions contemplated by this Amendment.
(ii) The execution, delivery and performance of this Amendment by Seller does not conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of Seller under any provision of (i) the Organizational Documents of Seller, (ii) any Contract binding upon Seller or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) receipt of the Seller Approvals, any Laws to which Seller is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to be prevent, materially delay or materially impair the transactions contemplated by this Amendment.
(c)Purchase Entirely for Own Account. Seller acknowledges that the Additional Consideration Shares shall be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation or otherwise distributing such Parent Shares. Seller can bear the economic risk of an investment in such Parent Shares indefinitely and a total loss with respect to such investment. Seller does not have any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of such Parent Shares.
(d)Investment Experience and Accredited Investor Status. Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Additional Consideration Shares.
(e)Acquiring Person. Neither Seller nor any of its Affiliates beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Seller’s rights under this Agreement), any securities of Parent, except for securities that may be beneficially owned by either (i) employee benefit plans of Seller or any of its Affiliates or (ii) any executive officer or director of Seller.
(f)No “Bad Actor” Disqualification. Seller has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act. Seller’s responses in the questionnaire delivered to Buyer by Seller related to qualification under Rule 506(d)(1) are true and correct.
(g)Restricted Securities. Seller understands that the Additional Consideration Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such Laws such Parent Shares may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it is familiar with Rule 144. Seller understands that such Parent Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire such Parent Shares.
(h)Legends. Seller understands that any certificates or book entries representing the Registrable Shares shall, so long as required by this Section 13(h), bear the following legends:
(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO BIOHAVEN LTD.) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”
(ii) any legend required by applicable state securities Laws; and

(iii) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF A MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED AS OF FEBRUARY 24, 2022 BY AND AMONG BIOHAVEN THERAPEUTICS LTD., KNOPP BIOSCIENCES LLC, BIOHAVEN PHARMACEUTICALS, INC. (AS SUCCESSOR TO CHANNEL BIOSCIENCES, LLC), AND, SOLELY FOR THE PURPOSES OF SECTION 9.14 THEREOF, BIOHAVEN LTD (AS SUCCESSOR TO BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.), AS AMENDED, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BIOHAVEN LTD.”
Certificates or book-entry positions evidencing such shares shall not be required to contain such legends or any other legend (A) following any sale of such shares pursuant to an effective registration statement covering the resale of such shares, (B) following any sale of such shares pursuant to Rule 144, or (C) solely with respect to the legend described in Section 12(h)(i), if the holder of such shares is not (and for the preceding three months has not been) an affiliate of Parent, one (1) year following issuance (provided, however, that in the case of (A), (B) and (C), above, the holder provides Parent with customary legal representation letters reasonably acceptable to Parent). Whenever such restrictions shall cease and terminate as to any such shares, the holder of such shares shall be entitled to receive from Parent upon a written request in writing, without expense, new securities of like tenor not bearing the legends set forth herein. Parent shall cooperate with any holder of Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates or book entries (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a registration statement and enable such certificates or book entries to be in such denominations or amounts, as the case may be, as the holder may reasonably request and registered in such names as such holder may request.
(i)Brokers and Finders. Except as set forth in Section 3.32 of the Company Disclosure Letter, neither Seller nor any of its Subsidiaries, or any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the transactions contemplated by this Amendment. Seller and its Affiliates shall be solely responsible for the fees of any broker, finder, or agent engaged by Seller or any of its Affiliates in connection with the transactions contemplated by this Amendment or otherwise.
(j)No Other Representations or Warranties.
(i) Seller acknowledges and agrees that each Buyer Party has relied on the representations and warranties set forth in this Paragraph 12 in making the decision to enter into this Amendment. Except for the representations and warranties expressly set forth in this Paragraph 12 and in the Warrant, none of Seller, any of its Affiliates or any other Person makes (and Seller, on behalf of itself and its Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the transactions contemplated by this Amendment, Seller or any of its Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Amendment or the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).

(ii) Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Paragraph 13 of this Amendment and in the Warrant, none of the Buyer Parties or any other Person has made any express or implied representation or warranty with respect to the transactions contemplated by this Amendment, to the Buyer Parties or any of their respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Amendment or the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Seller has not relied on any representation or warranty other than those expressly set forth in Paragraph  13 of this Amendment and in the Warrant; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Paragraph 12(j)(ii), nothing in this Paragraph 12(j)(ii) shall limit Seller’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Amendment or the Warrant.
13.Buyer Parties Representations and Warranties. The Buyer Parties hereby jointly and severally represent to Seller as of the Amendment Effective Date as follows:
(a)Authority; Approval. The Buyer Parties each have all requisite corporate power and authority and have taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Amendment. This Amendment has been duly executed and delivered by the Buyer Parties, and, when executed and delivered by the other Parties, will constitute a valid and binding agreement of the Buyer Parties enforceable against the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Valid Issuance of Parent Shares. When issued and delivered in accordance with the terms of the Agreement, the Additional Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Agreement, as a result of any action by Seller or under federal or state securities Laws.
(c)Governmental Filings; No Violations.Other than the Seller Approvals, no expirations of waiting periods under applicable Laws are required and notices, reports or other filings are required to be made by the Buyer Parties with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Buyer Parties from, any Governmental Entity in connection with the execution, delivery and performance of this Amendment by the Buyer Parties or the consummation of the transactions contemplated by this Amendment.
(ii) The execution, delivery and performance by the Buyer Parties of this Amendment does not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of a Buyer Party under any provision of (i) its Organizational Documents, (ii) any Contract binding upon a Buyer Party or its Affiliates or (iii) assuming (solely with respect to the performance of this Amendment and the consummation of the transactions contemplated hereby) receipt of the Seller Approvals, any Law to which a Buyer Party or its Affiliates is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Amendment.
(d)Brokers and Finders. None of the Buyer Parties nor any of their Affiliates, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Amendment. The Buyer Parties shall be solely responsible for the fees of any broker, finder, or agent engaged by the Buyer Parties or any of their Affiliates in connection with the transactions contemplated by this Amendment or otherwise.
(e)No Other Representations or Warranties.
(i) Each Buyer Party acknowledges and agrees that Seller has relied on the representations and warranties set forth in this Paragraph 13 in making the decision to enter into this Amendment. Except for the representations and warranties expressly set forth in this Paragraph 13 and in the Warrant, none of the Buyer Parties, any of its Affiliates or any other Person makes (and each Buyer Party, on behalf of itself and its Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the transactions contemplated by this Amendment, any Buyer Party or any of their respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Amendment or the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).
(ii) Each Buyer Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Paragraph 12 of this Amendment and in the Warrant, neither Seller nor or any other Person has made any express or implied representation or warranty with respect to the transactions contemplated by this Amendment, to Seller or any of its Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Amendment or the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and the Buyer Parties have not relied on any representation or warranty other than those expressly set forth in Section 12 of this Amendment and in the Warrant; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Paragraph 13(e)(ii), nothing in this Paragraph 13(e)(ii) shall limit any Buyer Party’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Amendment or the Warrant.

14.Indemnification.
(a)Seller Indemnification. Seller shall indemnify, defend, hold harmless and reimburse Buyer Indemnified Parties for, from and against all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party arising from any inaccuracy or breach of a representation in Paragraph 12 of this Amendment.
(b)Buyer Parties Indemnification. The Buyer Parties shall jointly and severally indemnify, defend, hold harmless and reimburse Seller Indemnified Parties for, from and against all Losses imposed on, incurred, suffered or asserted against any Seller Indemnified Party against any inaccuracy or breach of a representation in Paragraph 13 of this Amendment.
(c)Punitive Damages. No Party shall have any liability under this Paragraph 15 for any punitive damages, except to the extent actually awarded to a third party in a Third-Party Claim.
(d)Applicable Damages. Sections 8.4, 8.5, 8.8, 8.9 and 8.11 of the Agreement shall be applicable to claims for indemnification under this Paragraph 14. The rights of the Parties under this Paragraph 14 shall be in addition to, and not in lieu of, any rights under the Agreement.
(e)Exclusive Remedies and No Rights Against Nonparties.
(i) Following the Amendment Effective Date, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Amendment, the Warrant, or the transactions contemplated hereby or thereby, other than claims pursuant to this Paragraph 14 or the right to seek specific performance pursuant to and subject to the terms of Paragraph 15(d). Following the Amendment Effective Date, the claims and remedies specified in the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out this Amendment, the Warrant, or the transactions contemplated hereby or thereby and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Amendment Effective Date, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto (but excluding, for the avoidance of doubt, any claims arising under the Agreement).
(ii) This Amendment may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Amendment, the Warrant or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Amendment or the Warrant, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Nonparty, any claim, cause of action, right or remedy, or any Action, relating to this Amendment, the Warrant, or the transactions contemplated hereby or thereby. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Paragraph 14(e)(ii) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Paragraph 14(e)(ii).
15.Miscellaneous
(a)Except as expressly provided in this Amendment, the other terms and conditions of the Agreement are hereby ratified, affirmed and confirmed in all respects and shall remain in full force and effect.
(b)Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.9, 9.10, and 9.11 of the Agreement are incorporated herein mutatis mutandis.1
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

BIOHAVEN THERAPEUTICS LTD.

By:	/s/ Matt Buten
Name:	Matt Buten
Title:	Treasurer

BIOHAVEN LTD.

By:	/s/ Vlad Coric
Name:	Vlad Coric, M.D.
Title:	Chief Executive Officer

BIOHAVEN PHARMACEUTICALS, INC.

By:	/s/ Warren Volles
Name:	Warren Volles
Title:	Chief Legal Officer

WITNESS to Signatures of Biohaven Ltd., Biohaven Therapeutics Ltd. and Biohaven Pharmaeuticals, Inc.: Location: Hamilton, Bermuda
Date: April 30, 2024 By: /s/ Bruce Car Name: Bruce Car, Ph.D. Title: Chief Scientific Officer, Biohaven Ltd.

KNOPP BIOSCIENCES LLC

By:	/s/ Frank J. Lucchino Jr.
Name:	Frank J. Lucchino Jr.
Title:	President
[Signature page to Amendment]

Exhibit A

Form of Warrant

Execution Copy

WARRANT No. 1
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.
Warrant Certificate No.: 1
Original Issue Date: May 1, 2024
FOR VALUE RECEIVED, BIOHAVEN LTD., a British Virgin Islands company (the “Company”), hereby certifies that KNOPP BIOSCIENCES LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) is entitled to purchase from the Company 294,195 duly authorized, validly issued, fully paid and nonassessable Common Shares at a purchase price per share of sixty-seven and ninety-eight dollars and fifty-five cents ($67.98 USD) (subject to adjustment as provided herein, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant (including the Vesting Conditions set forth in Section 2 hereof). Certain capitalized terms used herein are defined in Section 1 hereof.
Company, Holder, Biohaven Therapeutics Ltd. (“BTL”) and Channel Biosciences, LLC are parties to that certain Membership Interest Purchase Agreement, dated February 24, 2022 (“Membership Interest Purchase Agreement”). This Warrant has been issued pursuant to the terms of the Amendment to the Membership Interest Purchase Agreement, dated May 1, 2024, among the Company, BTL and the Holder (the “Amendment”).
1.Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.
“Amendment” has the meaning set forth in the preamble.
“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in New York City are authorized or obligated by law or executive order to close.
“Change of Control” means (a) a merger or consolidation of the Company with another Person other than (i) a merger in which the Company is the surviving Person and the holders of Common Shares immediately before the merger hold more than 50% of the Common Shares immediately after the merger or consolidation, or (ii) a merger solely for the purpose of changing the state of the Company’s incorporation, (b) a tender offer or similar transaction through which a Person (not including the Holder or a “group” within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended, of which the Holder is a member) acquires more than 50% of the outstanding Common Shares, or (c) a sale of all or substantially all of the assets of the Company.
“Common Shares” means the common shares, no par value, of the Company, and any capital stock into which such Common Shares shall have been converted, exchanged or reclassified following the date hereof.
“Company” has the meaning set forth in the preamble.
“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Aggregate Exercise Price.
“Exercise Notice” has the meaning set forth in Section 3(a)(i).
“Exercise Period” has the meaning set forth in Section 2.
“Exercise Price” has the meaning set forth in the preamble.
“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Shares for such day on all United States securities exchanges on which the Common Shares may at the time be listed; (b) if there have been no sales of the Common Shares on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Shares on all such exchanges at the end of such day; (c) if on any such day the Common Shares are not listed on a United States securities exchange, the closing sales price of the Common Shares on the principal stock exchange on which the Common Shares may at the time be listed; (d) if on any such day the Common Shares are not listed on a United States securities exchange and there is no other principal stock exchange on which the Common Shares are listed, the closing sales price of the Common Shares as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Shares are listed on any securities exchange under clause (a), (b) or (c) above, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Shares are not listed on any United States securities exchange or any other principal stock exchange and are not quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Shares shall be the fair market value per share as determined jointly by the Board and the Holder; provided, that if the Board and the Holder are unable to agree on the fair market value per share of the Common Shares within a reasonable period of time (not to exceed ten (10) Business Days from the Company’s receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder.
[***].
“Holder” has the meaning set forth in the preamble.
“Kv7 Compound” has the meaning set forth in the Membership Interest Purchase Agreement.
“Market Price” has the meaning set forth in the Membership Interest Purchase Agreement.
“Original Issue Date” has the meaning set forth on page 1 hereof.
“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
[***].
“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
[***].
[***].
[***].
“Vesting Conditions” has the meaning set forth in Section 2(b).
“Warrant” means this Warrant No. 1 and all warrants issued upon division or combination of, or in substitution for, this Warrant No. 1.

“Warrant Shares” means the Common Shares or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.
2.Term of Warrant.
(a) Subject to the terms and conditions hereof and the satisfaction of the Vesting Conditions described in clause (b) as to the applicable Warrant Shares, at any time or from time to time thereafter and prior to 5:00 p.m., New York time, on the tenth (10th) anniversary of the date hereof or, if such day is not a Business Day, on the closest preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the vested Warrant Shares purchasable hereunder (subject to adjustment as provided herein).
(b) This Warrant shall be subject to achievement of both of the following vesting conditions (the “Vesting Conditions”):
(i) [***]; and
(ii) [***].
Notwithstanding the foregoing, this Warrant shall become fully vested and shall be automatically exercised pursuant to Section 3(b)(ii) immediately prior to the consummation of a Change of Control.
3.Exercise of Warrant.
(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares into which it is then exercisable, upon:
(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).
(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:
(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or
(ii) by instructing the Company to issue Warrant Shares then issuable upon all or any part of this Warrant on a net basis under clause (ii) such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this

Warrant in exchange for the number of Warrant Shares as is computed using the following formula:
X = Y(A-B) ÷ A
where:
X = the number of Warrant Shares to be issued to the Holder;
Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(a);
A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date; and
B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date.
In the event of any withholding of Warrant Shares to effect a net settlement pursuant to clause (ii) above where the number of shares issuable thereunder is not a whole number, the number of shares issued by the Company on a net basis shall be rounded down to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.
(c) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.
(d) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3 hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.
(e) Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this warrant, the Company hereby represents, covenants and agrees:
(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
(ii) All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all taxes, liens and charges.
(iii) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any primary securities exchange upon which Common Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(iv) The Company shall use reasonable commercial efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any primary securities exchange upon which Common Shares or other securities constituting Warrant Shares are listed at the time of such exercise.
(v) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
(f) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(g) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant.
4.Adjustment to Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).
(a) Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Shares. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Shares or any other capital stock of the Company that is payable in Common Shares, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.
(b) Adjustment to Exercise Price and Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(a) or any Change of Control, which shall be governed by Section 2), in each case which entitles the holders of Common Shares to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Shares, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Shares reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the

Company) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant.
(c) Certificate as to Adjustment.
(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.
6.Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(e)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.
7.Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein and for common shares held directly by Holder not subject to this Warrant, prior to the issuance to the Holder of the Warrant Shares which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8.Replacement on Loss; Division and Combination.
(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.
9.No Impairment. The Company shall not, by amendment of its Memorandum and Articles of Association, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.
10.Compliance with the Securities Act.
(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any

Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”
Notwithstanding the forgoing, certificates evidencing the Warrant Shares shall not be required to contain such legend, (i) while a registration statement covering the resale of such Warrant Shares is effective under the Securities Act, (ii) following any sale of such Warrant Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), or (iii) if such Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) (provided, however, that in the case of (i), (ii) and (iii), above, the holder provides the Company with customary legal representation letters reasonably acceptable to the Company). Whenever such restrictions shall cease and terminate as to any such Warrant Shares, the holder of such Warrant Shares shall be entitled to receive from the Company upon a written request in writing, without expense, new securities of like tenor not bearing the legend set forth herein. The Company shall cooperate with any holder of such Warrant Shares and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Warrant Shares and enable such certificates to be in such denominations or amounts, as the case may be, as the holder may reasonably request and registered in such names as such holder may request. Notwithstanding the forgoing, the Company’s obligations under this Section 10 with respect to Warrant Shares that may be sold under Rule 144 are contingent on the Company’s receipt from Holder of a customary Rule 144 representation letter in form and substance reasonably acceptable to the Company.
(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i) The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this

Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
11.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
12.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:
(a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:	Biohaven Ltd. c/o Biohaven Pharmaceuticals, Inc. 215 Church Street New Haven, CT 06510 E-mail: matt.buten@biohavenpharma.com Attention: CFO
If to the Holder:	Knopp Biosciences LLC 2403 Sidney St. Suite 206 Pittsburgh, PA 15203 Email: FJLucchino@knoppbio.com Attention: President
13.Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
14.Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
15.Entire Agreement. This Warrant, together with the Amendment, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Amendment, the statements in the body of this Warrant shall control.
16.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
17.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
18.Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

19.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
20.Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
21.Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the domestic substantive laws of any other jurisdiction.
22.Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the courts located in New Castle County, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
23.Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
24.Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

25.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

BIOHAVEN LTD.
By: _______________________ Name: Matt Buten Title: Chief Financial Officer

WITNESS to Signature of Biohaven Ltd.: Location:_______________________
Date:_______________________ By:_______________________ Name: Warren Volles Title: Chief Legal Officer Biohaven Ltd.

Accepted and agreed,

KNOPP BIOSCIENCES LLC

By:	___________________

Name:	Frank J. Lucchino Jr.
Title:	President

[Signature Page to Warrant]

EXHIBIT A
Form of Exercise Notice
(To be executed by the Holder to purchase Common Shares under the foregoing Warrant)
Ladies and Gentlemen:
(1)The undersigned is the Holder of Warrant No. 1 (the “Warrant”) issued by Biohaven Ltd., a British Virgin Islands Company (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.
(2)The undersigned hereby exercises its right to purchase      Warrant Shares pursuant to the Warrant.
(3)The Holder intends that payment of the Exercise Price shall be made as (check one):
[ ]    Cash Exercise
[ ]    “Cashless Exercise” under Section 3(b)(ii)
(4)If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $     in immediately available funds to the Company in accordance with the terms of the Warrant.
(5)Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.
(6)DWAC Account Number (if applicable):

____________________________

____________________________

____________________________

Dated:	______________________, 20____
Name of Holder:	____________________________
By:	____________________________
Name	____________________________
Title	____________________________
Address	____________________________
____________________________
(Signature must be made by an authorized representative of the Holder.)

Exhibit B
Biohaven Ltd.
FORM OF ASSIGNMENT
[To be completed and signed only upon transfer of Warrant]
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(the “Transferee”) the right represented by the within Warrant to purchase up to ____________ shares of Common Stock of Biohaven Ltd. (the “Company”) to which the within Warrant relates and appoints _______________attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:	______________________, 20____

___________________________________
(Signature must be made by an authorized representative of the Holder.)

___________________________________
Address of Transferee
In the presence of:
___________________________________